Exhibit 99.1 News Release Aug. 1, 2018 Wells Fargo Reaches Agreement with DOJ to Resolve Legacy RMBS Claims SAN FRANCISCO – Aug. 1, 2018 – Wells Fargo & Co. (NYSE:WFC) announced today that it will pay $2.09 billion to resolve a previously disclosed investigation by the U.S. Department of Justice (DOJ) regarding claims related to certain 2005–07 residential mortgage-backed securities activities. “We are pleased to put behind us these legacy issues regarding claims related to residential mortgage- backed securities activities that occurred more than a decade ago,” said Wells Fargo CEO Tim Sloan. “Wells Fargo remains focused on our important role as one of the nation’s leading providers of mortgage financing and on our commitment to expanding sustainable homeownership opportunities for our customers.” Under the terms of the agreement, Wells Fargo, without admitting liability, will pay a civil monetary penalty to resolve all civil claims available to the U.S. government under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 for covered activities. The U.S. has also agreed to release Wells Fargo from any potential claims arising under the Program Fraud Civil Remedies Act (RICO), the Injunctions against Fraud Act and on certain other grounds. Importantly, there were no claims that individual customers were harmed as a result of the alleged conduct. The DOJ has previously reached agreements with a number of other banks to resolve similar RMBS issues. The amount of the settlement was fully accrued as of June 30, 2018. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investments, mortgage, and consumer and commercial finance through 8,050 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 38 countries and territories to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2018 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Cautionary Statement about Forward-Looking Statements This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking --more-- © 2018 Wells Fargo Bank N.A. All rights reserved. For public use.

Wells Fargo Reaches Agreement with DOJ to Resolve Legacy RMBS Claims Page 2 statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the “Forward-Looking Statements” discussion in Wells Fargo’s most recent Quarterly Report on Form 10-Q as well as to Wells Fargo’s other reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, available on its website at www.sec.gov. Media Tom Goyda, 314-875-8222 Tom.Goyda@wellsfargo.com @TomGoydaWF or Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ### © 2018 Wells Fargo Bank N.A. All rights reserved. For public use.